EXHIBIT 99.1

Henry Bros. Electronics, Inc. Reports First Quarter 2006 Results
Wednesday May 3, 5:33 pm ET

Net Income Increases 262.3% Over First Quarter 2005

SADDLE BROOK, N.J., May 3 /PRNewswire-FirstCall/ -- Henry Bros. Electronics, Inc. (Amex: HBE - News), a turnkey provider of technology-based integrated electronic security solutions, today announced financial results for the three months ended March 31, 2006.

The Company reported revenue of $9.2 million for the first quarter of 2006, representing an increase of 6.3% over revenue of $8.6 million for the same period a year ago. Net income for the quarter ended March 31, 2006 was $225,687, or $0.04 per diluted share, an increase of 262.3%, from $62,297, or $0.01 per diluted share, for the same period in 2005. Backlog as of March 31, 2006 was $14.4 million.

Jim Henry, Chief Executive Officer of Henry Bros. said, "First quarter results reflect the continued growth of new bookings as well as the full contribution of Securus, Inc., which was acquired in October of 2005. While our first quarter is typically our softest seasonal reporting period, we believe our strong year over year comparisons demonstrate the increased operational efficiencies that we are seeing in our business, as well as the successful results of our expansion into new markets.

"While we continue to build our relationships with key clients, such as the Port Authority of New York and New Jersey, we remain focused on strategic acquisitions that can expand our national footprint and add new high-profile clients to our already strong client base.

"We remain on track to meet our operational goals for 2006 and believe that the continued integration of Securus will lead to greater opportunities to leverage our core competencies and reach new levels of growth. We are encouraged by our growing position in the security systems market and the growth potential of Henry Bros."

The Company will host a conference call on Thursday, May 4, 2006 at 11:00 a.m. EDT to discuss these results. To participate in the conference call, please dial 1-888-802-8577 (Domestic) or (973) 935-2981 (International). A digital recording of the call will be available until Thursday, May 11, 2006 at 11:59 p.m. EDT by dialing (877) 519-4471 in the United States or (973) 341- 3080 outside the United States. To access the replay, users will need to enter the following code: 7342965.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics, Inc. (Amex: HBE - News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in California, Texas, Arizona, Colorado and New Jersey.

For more information, visit http://www.henrybroselectronics.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. There can be no assurance that the Company's sales or net income will continue to increase. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Erika Kay KCSA 212-896-1215 / 212-896-1208 tfromer@kcsa.com / ekay@kcsa.com	James Henry, CEO Henry Bros. Electronics, Inc. 201-794-6500 jhenry@dssi-hq.com

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended March 31,
	2006	2005
Revenue	$9,155,078	$8,613,074
Cost of revenue	6,159,373	6,429,293
Gross profit	2,995,705	2,183,781
Operating Expenses:
Selling general & administrative expenses	2,562,284	2,050,750
Operating Profit	433,421	133,031
Interest income	180	3,753
Other Expense	0
Interest (expense)	(26,728)	(19,821)
Income before tax expense	406,873	116,963
Tax expense	181,186	54,666
Net income after taxes	$225,687	$62,297
BASIC EARNINGS PER COMMON SHARE:
Basic Profit Per Common Share	$0.04	$0.01
Weighted Average Common Shares	5,742,064	5,739,398
DILUTED EARNINGS PER COMMON SHARE:
Diluted Profit Per Common Share:	$0.04	$0.01
Weighted Average Diluted Common Shares	5,738,875	5,739,398

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Source: Henry Bros. Electronics, Inc.